EXHIBIT 5.1
OPINION OF MARC N. BELL, GENERAL COUNSEL
December 24, 2014
Vector Group Ltd.
4400 Biscayne Boulevard
Miami, Florida 33137

Re: Registration of Securities of Vector Group Ltd.
Ladies and Gentlemen:
I am the General Counsel of Vector Group, Ltd., a Delaware corporation (the “Company”). I refer to the Registration Statement on Form S-3 of the Company filed with the Securities and Exchange Commission (the “Registration Statement”) on the date hereof in connection with the registration under the Securities Act of 1933, as amended (the “Act”) of the offer and sale by the Selling Securityholder of up to (i) 2,227,552 shares of common stock, par value $0.10 per share (“Common Stock”), of the Company (the “Conversion Shares”) issuable upon the conversion of the Company’s 6.75% Variable Interest Senior Convertible Notes due 2015 (the “Notes”) and (ii) 2,227,552 additional shares of Common Stock held by the Selling Securityholder (the “Additional Shares” and together with the Conversion Shares, the “Shares”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus contained therein, other than as expressly stated herein with respect to the issuance and sale of the Shares.
In rendering the opinion below, I have examined originals or copies of those corporate and other records and documents I considered appropriate. I assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with originals of all documents submitted to me as copies. As to various questions of fact material to such opinion, I have, when relevant facts were not independently established, relied upon certificates by officers of the Company and other appropriate persons.
Based on this examination, I am of the opinion that:

1.
The Conversion Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued upon conversion of the Notes in accordance with the terms of the Note, will be validly issued, fully paid and non-assessable.

2.	The Additional Shares have been duly authorized by all necessary corporate action on the part of the Company and validly issued and are fully paid and non-assessable.
The law governed by this opinion letter is limited to the present Delaware General Corporation Act. I express no opinion herein as to any other laws, statutes, regulations or ordinances of any other jurisdiction.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Respectfully submitted,

_/s/ Marc N. Bell______________
Marc N. Bell
General Counsel